EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Mexican Restaurants, Inc.
Dennis D. Vegas
713-943-7574

Mexican Restaurants, Inc. CEO Curt Glowacki Resigns;
Board Appoints Lou Neeb CEO; Lou Porry to Expand Role
(NASDAQ:CASA)

December 1, 2006 (Houston, Texas) - Mexican Restaurants, Inc. (“MRI”) (NASDAQ:CASA) Board of Directors announced today that Curt Glowacki has stepped down as President and Chief Executive Officer effective December 15, 2006 to accept a senior position with another company. Lou Neeb, MRI Chairman of the Board, has been named Chief Executive Officer. Lou Porry, an MRI director of operations for the last 15 years, has been named Chief Operating Officer effective immediately.

"Curt has been a major contributor to MRI for over 20 years and we thank him for his years of valuable service," stated Mr. Neeb.  "His passionate leadership will leave an indelible impact on the Company long after he’s gone. His disciplined approach to people, service and profits has enabled the Company to grow and build a strong foundation for future growth. We wish him well in his future endeavors,” said Neeb, on behalf of the Board.

“It was a difficult decision to leave this great Company, but after significant consideration, my family and I have decided it was time to pursue other interests,” said Mr.Glowacki. ”I continue to believe in MRI’s people and plans for the fast casual and casual dining segments. I leave knowing that MRI is in great hands and well positioned to deliver upon their strategic goals.”

Mr. Porry, a 37 year veteran of the restaurant industry, will join Mr. Neeb, Andrew Dennard, Executive Vice President and Chief Financial Officer, Dennis Vegas, Senior Vice President and Chief Marketing Officer and Nancy Cross, Vice President Human Resources on MRI’s Executive Committee.

Mexican Restaurants, Inc. operates and franchises 81 Mexican restaurants. The current system includes 62 company-operated restaurants, 18 franchise operated restaurants and one licensed restaurant. For more information, visit www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.